Silver Dragon Announces Payment of State Compensation Tax for Erbahuo Mining License Transfer

Beijing, China – June 12, 2008 – Silver Dragon Resources Inc. (OTC BB: SDRG.OB – News) announced today that the Company has duly paid the state compensation tax (royalty) for the privatization of the Erbahuo silver mine pursuant to applicable Chinese laws. The payment of RMB4,468,600 (approx. US$650,000) was made to the local provincial department of China’s Ministry of Land and Resources, the agency responsible for regulating and overseeing China’s mining industry. The basic purpose of this tax is to compensate the state for its previous investments in the exploration of the property.  The amount of the tax is a function of many variables, including identified reserves/resources, metal recovery rates, and market prices. The payment of the state compensation tax is the most important step in transferring the mining license from its current state license holder to Silver Dragon’s 90%-owned Chinese subsidiary - Chifeng Silver Dragon Resources & Technologies, Ltd. (See press release July 18, 2007).

 “I am very pleased that we have made the state compensation tax payment for the transfer of the Erbahuo Mining License,” commented Mr. Marc Hazout, President and CEO of Silver Dragon Resources Inc. “This marks a crucial step we have taken in monetizing our Chinese assets. We are now ready to develop the Erbahuo silver mine in order to augment our cash flow and ensure increased shareholder value.”

About Erbahuo Silver Mine

Erbahuo silver mine covers 1.2 square kilometers (297 acres) is located approximately 600 kilometers north by northeast of Beijing in Chifeng, Inner Mongolia. The property was previously explored by the state-owned entity Exploration Unit of North China Geological Exploration Bureau in the 1980s and 1990s. Since 2005, further exploration has been conducted by Sanhe Sino-Top Resources & Technologies Ltd., an American Chinese joint venture of which Silver Dragon Resources Inc. owns 90%. The deposit is a shear zone hosted and stratabound volcanogenic hydrothermal system of parallel trending and dipping mineralization containing Pyrolusite, Psilomelane, Limonite, Pyrite, Galena, Sphalerite, Chalcopyrite, and other silver related mineralization. Silver is concentrated within manganese oxides. Silver Dragon Resources Inc. has completed an NI43-101 report for Erbahuo silver project (see press release July 17, 2007) and a metallurgic test, which suggested a most cost-effective ore treatment process with a silver recovery rate of 89.2% and a manganese recover rate of 59.69%. Silver Dragon Resources Inc. intends to build a 300 – 500tpd mill to develop Erbahuo silver mine.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of silver mines in proven silver districts exclusively in China and Mexico. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, and/or producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing Cerros las Minitas in Mexico and the nine Erbahuo properties in China. With operations in Mexico, the world’s leading producer of silver, and in China, the world’s largest consumer of silver, Silver Dragon is prepared to participate in China’s increasing demand for silver. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Projects, outcome and timing for the completion of further assays and Silver Dragon’s future prospects, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information, including risks associated with the mining industry such as economic factors, government regulation and approvals, environmental risks, actual results of exploration activities, future commodity prices, permitting timelines, capital expenditures, possible variations in ore reserves, resources, grade or recovery rates, requirements for additional capital, changes in laws or policies, changes in project parameters as plans continue to be refined, conclusions of economic evaluations as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.
Marc Hazout
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

Alessandro Motta
Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com